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      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1997
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------
                                AMENDMENT NO. 1
                                       TO
                                 SCHEDULE 14D-9
                     SOLICITATION/RECOMMENDATION STATEMENT
                      PURSUANT TO SECTION 14(D)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                                 GREAT WESTERN

                             FINANCIAL CORPORATION
                           (NAME OF SUBJECT COMPANY)

                                 GREAT WESTERN
                             FINANCIAL CORPORATION
                       (NAME OF PERSON FILING STATEMENT)

                    COMMON STOCK, PAR VALUE $1.00 PER SHARE
          (INCLUDING THE ACCOMPANYING PREFERRED STOCK PURCHASE RIGHTS)
                         (TITLE OF CLASS OF SECURITIES)

                                   391442100
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                            ------------------------

                             J. LANCE ERIKSON, ESQ.

            EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                      GREAT WESTERN FINANCIAL CORPORATION
                              9200 OAKDALE AVENUE
                          CHATSWORTH, CALIFORNIA 91311
                                 (818) 775-3411
                 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICE AND COMMUNICATIONS
                   ON BEHALF OF THE PERSON FILING STATEMENT)

                            ------------------------

                                    COPY TO:

                            PETER ALLAN ATKINS, ESQ.
                            FRED B. WHITE III, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 735-3000
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     Great Western Financial Corporation ("Great Western") hereby amends and supplements its statements on Schedule 14D-9 initially filed with the Securities and Exchange Commission on May 20, 1997.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

     The following Exhibits are filed herewith:

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
Exhibit 14:   Letter to Stockholders of Great Western, dated May 20, 1997.
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                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                          GREAT WESTERN FINANCIAL
                                          CORPORATION

                                          By: /s/ J. LANCE ERIKSON
                                            ------------------------------------
                                            J. Lance Erikson
                                            Executive Vice President, Secretary
                                            and General Counsel

Dated: May 20, 1997

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
Exhibit 14:   Letter to Stockholders of Great Western, dated May 20, 1997.

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